Exhibit 99.1

Press Release

Wynn Resorts Board Concludes Year-Long Investigation of Kazuo Okada after Receiving Freeh Report Detailing Numerous Apparent Violations of U.S. Anti-Corruption Laws

Board Finds Okada-Controlled Entity “Unsuitable”

Board Redeems Okada’s 20% Stake Pursuant to Company’s Articles of Incorporation

LAS VEGAS--(BUSINESS WIRE)--Feb. 19, 2012-- Wynn Resorts, Limited (NASDAQ: WYNN) today announced that its Compliance Committee has concluded a year-long investigation after receiving an independent report detailing numerous apparent violations of the U.S. Foreign Corrupt Practices Act (FCPA) by Aruze USA, Inc., its parent company Universal Entertainment Corporation (JASDAQ Code: 6425) and its principal shareholder, Kazuo Okada. Mr. Okada is a Director of Wynn Resorts, Limited, and of Wynn Macau, Limited, a majority-owned subsidiary of the Company.

The Compliance Committee, chaired by former Nevada Governor Robert Miller, engaged several investigators, including Freeh, Sporkin and Sullivan, LLP, led by Louis J. Freeh, the former Director of the U.S. Federal Bureau of Investigation, which conducted a thorough independent investigation. Freeh’s investigators uncovered and documented more than three dozen instances over a three-year period in which Mr. Okada and his associates engaged in improper activities for their own benefit in apparent violation of U.S. anti-corruption laws and gross disregard for the Company’s Code of Conduct. These troubling discoveries include cash payments and gifts totaling approximately $110,000 to foreign gaming regulators.

“Mr. Okada and his associates and companies appear to have engaged in a longstanding practice of making payments and gifts to his two chief gaming regulators at the Philippines Amusement and Gaming Corporation (PAGCOR), who directly oversee and regulated Mr. Okada’s Provisional Licensing Agreement to operate in that country,” according to the Freeh Report. The report further stated that Mr. Okada and his associates have “consciously taken active measures to conceal both the nature and amount of these payments.”

Based on the Freeh Report, presented to the Wynn Resorts Board of Directors on February 18, 2012, the Board determined that Aruze USA, Inc., Universal Entertainment Corporation and Mr. Okada are “unsuitable” under the provisions of the Company’s Articles of Incorporation. The Board was unanimous (other than Mr. Okada) in its determination. The Board has requested that Mr. Okada resign as a Director of Wynn Resorts. The Company will immediately inform the Board of Directors of its Hong Kong listed subsidiary, Wynn Macau, Limited, of its actions and will recommend that Mr. Okada be removed from the Wynn Macau Board.

Pursuant to the finding of “unsuitability,” the Board has redeemed Aruze USA, Inc.’s 24 million Wynn Resorts’ shares. The terms of redemption are outlined in Wynn Resorts’ Articles of Incorporation, which have been in place since the Company’s inception. Following a finding of “unsuitability,” the Articles provide for redemption at “fair value” of the shares held by unsuitable persons to protect the Company’s gaming licenses. The Company engaged an independent financial advisor to assist in the fair value calculation and concluded that a discount to the current trading price was appropriate because of restrictions on most of the shares which are subject to the terms of an existing stockholder agreement. Pursuant to the Articles, the Company has issued a 10-year $1.9 billion promissory note in redemption of the shares. The note matures on February 18, 2022 and bears interest at the rate of 2% per annum.

“The Compliance Committee and the entire Board are deeply disturbed by the behavior of Mr. Okada, and we have fulfilled our obligations to our stockholders, the State of Nevada and the Wynn community,” said former Governor Miller. “As Directors of a gaming company privileged to hold licenses, we have a duty to uphold the highest ethical standards and comply with the laws and the terms of the licenses upon which our business depends. Unfortunately, it is very clear from the Freeh Report that Mr. Okada repeatedly flouted these requirements.”

The Freeh Report is the culmination of a year-long investigation by the Compliance Committee based on increasing concerns the Board had relating to the activities of Mr. Okada and Aruze USA, Inc. in the Philippines and statements made by Mr. Okada to Wynn Resorts’ Directors that gifts to regulators are permissible in Asia. Mr. Okada is the only Director of Wynn Resorts who has continued to refuse to sign the Company’s Code of Conduct or participate in mandatory Foreign Corrupt Practices Act training for Directors.

Wynn Resorts today filed a lawsuit against Mr. Okada, Aruze USA, Inc. and Universal Entertainment Corporation in Nevada District Court, Clark County for breach of fiduciary duty and related offenses.

The Company intends to communicate with the appropriate regulatory agencies and government authorities on these matters.

The Company will hold a conference call to discuss this announcement on February 21, 2012 at 6:00 a.m. Pacific Time (10:00 p.m. Hong Kong time). Interested parties are invited to join the call by dialing (800) 794-8478, or if outside North America, by dialing (706) 643-0974. The conference call ID is 54978500. A live audio webcast of the event will be available by visiting http://www.wynnresorts.com.

Source: Wynn Resorts

Investors:
Wynn Resorts
Samanta Stewart, 702-770-7555
investorrelations@wynnresorts.com
or
Media:
Sard Verbinnen & Co.
George Sard / Paul Kranhold / Charles Sipkins
212-687-8080 / 415-618-8750 / 310-201-2040